Prudential Core Investment Fund
Period ending 07/31/02
File No. 811-0999



Exhibit 77N
Actions required to be reported pursuant to Rule 2a-7


Security downgrades which require Board notification:

Standard & Poors downgraded the short-term credit ratings of commercial paper issued by
Tyco International Group to A-3 from A-1.




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